UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2013

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

500 West Wilson Bridge Road, Suite 140 Worthington, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 757-1066

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)      Effective as of June 1, 2013, John F. Norris, Jr., who had been the Company’s Chief Executive Officer since June 21, 2011 and Chairman of the Board since October 12, 2011, retired from the position of Chief Executive Officer. He will remain Chairman of the Board of Directors. Mr. Norris will also serve as an executive advisor to the Company’s new CEO. Mr. Norris’ employment agreement has been amended to reflect these changes in responsibilities, to shorten the term until April 30, 2014 and to reduce his annual salary equal to $120,000.

(c)      Effective as of June 1, 2013, the Company’s Board of Directors elected R. Alan Kelley, who has been the Company’s President and Chief Operating Officer since November 1, 2011, as President and Chief Executive Officer of the Company. Mr. Kelley assumes the role of Chief Executive Officer from John F. Norris, Jr.

Mr. Kelley, age 60, was, from October 2009 to April 2011, President and Chief Executive Officer of Grand Bahama Power Company, located in Freeport, Grand Bahama, which supplies electrical power to the island of Grand Bahama. Prior thereto and from January 1997 to August 2008, he held various executive and senior management positions with Ameren, a diversified energy services company based in St. Louis, Missouri, including Chairman, President, CEO of Ameren’s deregulated generating company, Ameren Energy Resources, and Senior Vice President of all of Ameren’s regulated and deregulated fossil and hydro generation. Concurrent with his Ameren employment, from October 1987 to July 2005, Mr. Kelley was President and CEO at Electric Energy, Inc., a deregulated generating company based in Joppa, Illinois.  Mr. Kelley holds a Bachelor of Science in Electric Engineering from University of Illinois, and MBA from the University of Missouri, and has completed the Public Utility Executive Program at the University of Michigan.

Mr. Kelley’s current employment agreement has been amended to reflect this change in job responsibilities. There has been no change to Mr. Kelley's compensation as a result of his elevation to Chief Executive Officer.

Mr. Kelley does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Kelley and any other person pursuant to which he was selected as an officer, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and Mr. Kelley, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

(d)      Effective as of June 1, 2013, the Company’s Board of Directors elected Chris Greenberg, age 47, as a Director of the Company. Mr. Greenberg is Chief Executive Officer of Global Safety Network and is also the owner of Express Employment Professionals. He has experience in strategic planning, business unit development, project and product management, and in analyzing an organization’s critical business requirements and developing cost effective solutions to enhance competitiveness. Mr. Greenberg received an Associate’s Degree in Business Administration from Aaker’s Business College in Grand Forks, ND in 1986 and a Bachelor of Arts degree with an emphasis in Business from The University of North Dakota in Grand Forks, ND in 1992.

Mr. Greenberg and his family are major shareholders in the Company owning just over 3 million shares (about 9% of the Company’s outstanding shares). Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Greenberg and any other person pursuant to which he was selected as a director.

Effective as of June 1, 2013, the Company’s Board of Directors also elected R. Alan Kelley as a Director of the Company.

The Company does not have a compensation plan for Directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: June 5, 2013	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer

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